Exhibit 99.2

AT&T WIRELESS SERVICES EARNINGS COMMENTARY
April 23, 2004

AT&T Wireless Services Snapshot:

($ in millions, except per share amounts and selected metrics)
(Unaudited)

	Current Quarter				Sequential Quarter
	1Q04	1Q03	Yr/Yr %		4Q03	Seq. %
Consolidated Financial Results
Services revenue	$3,746	$3,743	0.1%		$3,904	(4.1%)
Equipment revenue	329	205	60.6%		311	5.8%
Total revenue	$4,075	$3,948	3.2%		$4,215	(3.3%)
Operating income	$79	$375	(79.1%)		$20	297.7%
Net (loss) income available to common shareholders	$(58)	$135	(142.9%)		$(84)	(31.5%)
Net (loss) income available to common shareholders per basic and diluted share	$(0.02)	$0.05			$(0.03)
OIBDA*	$966	$1,110	(13.0%)		$890	8.6%
OIBDA margin*	25.8%	29.7%	(390	b.p.)	22.8%	300	b.p.
Capital expenditures
Selected Metrics	$739	$428	72.6%		$1,164	(36.6%)
Subscribers (in thousands):
Consolidated ending subscribers	21,692	21,116	2.7%		21,980	(1.3%)
Net subscriber additions	(367)	257	(243.0%)		128	(387.0%)
Average monthly churn	3.7%	2.3%	140	b.p.	3.3%	40	b.p.
Average revenue per user (ARPU)**	$56.60	$58.70	(3.6%)		$58.70	(3.6%)
Average minutes of use per subscriber (MOU)	563	509	10.6%		551	2.2%
Cost per gross addition (CPGA)**	$334	$404	(17.3%)		$392	(14.8%)
Cash cost per user (CCPU)**	$31.90	$30.60	4.2%		$32.40	(1.5%)

* OIBDA represents operating income (loss) before depreciation and amortization; OIBDA margin is OIBDA as a percentage of services revenue. These represent non-GAAP financial measures. See reconciliations to the most comparable GAAP measures on pages 4-5.

** See calculations of our ARPU, CPGA and CCPU on pages 6-7.

AWE EARNINGS COMMENTARY	FIRST QUARTER 2004

Merger Announcement:

On February 17, 2004, we entered into a merger agreement with Cingular Wireless LLC (Cingular) and certain of its affiliates. Under the terms of the agreement, which were approved by our board of directors and the boards of directors of BellSouth Corporation, SBC Communications Inc., and Cingular, our common shareholders will receive $15 cash per common share and our preferred shareholders will receive the then applicable liquidation preference of their preferred shares, for an aggregate of approximately $41 billion, upon consummation of the transaction. The transaction is subject to our shareholders’ approval, approval by regulatory authorities, and other closing conditions. The companies are seeking to close the transaction in the fourth quarter of 2004.

2004 Outlook

In light of the pending Cingular transaction, which both companies hope to close before the end of the year, and AT&T Wireless’ first quarter results, the guidance that we gave for 2004 prior to the merger announcement no longer applies. We will need maximum flexibility in managing the business between now and the close of the deal, and we will not be providing new financial guidance for the year.

Statement of Operations Discussion:

[SEE APPENDIX I FOR THE AT&T WIRELESS SERVICES CONSOLIDATED CONDENSED
STATEMENTS OF OPERATIONS.]

Total revenue for AT&T Wireless was $4,075 million in the first quarter, an increase of $127 million, or 3.2%, compared with the prior year quarter. Services revenue in the first quarter was $3,746 million, up $3 million, or 0.1%, from the first quarter of 2003. Services revenue was positively impacted by higher data and roaming revenues, as well as increases in Universal Service Fund (USF) fees and regulatory program fees. Offsetting these increases were lower monthly recurring charges, despite an increase in MOUs, received from our postpaid subscriber base and higher promotional service credits to support customer retention efforts during the quarter. Equipment revenue for the first quarter of 2004 was $329 million, an increase of $124 million, or 60.6%, from the year-ago quarter. The increase in the first quarter equipment revenue was attributable to a higher average revenue per unit sold and an increase in handsets sold.

Costs of services increased to $1,166 million, up $52 million, or 4.6%, from the year-ago quarter. The growth was the result of higher regulatory fees, primarily USF fees, and an increase in network support-related costs driven largely by an increase in cell sites over the prior year. These increases were partially offset by a decline in incollect expenses, or the cost of our subscribers roaming on other carriers’ networks. Incollect expenses declined due to decreases in both our incollect minutes of use and in our average roaming cost per minute.

Costs of equipment sales increased to $586 million, which was $117 million, or 25.0%, higher than the year-ago quarter. This increase resulted from an increase in both the number of handsets sold and the cost per handset.

Selling, general and administrative (SG&A) expenses totaled $1,357 million in the first quarter, an increase of $102 million, or 8.2%, compared with the first quarter of 2003. This increase resulted from increased customer care expenses, driven by high volumes of calls to our customer care centers relating to GSM customer transition. Additionally, higher salary, benefit and commissions expenses resulted from an increase in gross subscriber additions versus the prior year quarter. Partially offsetting these increases was a decline in advertising expenses versus the prior year quarter.

Depreciation and amortization expenses increased to $887 million, up $152 million, or 20.8%, from the prior year quarter. The increase resulted from an increase in depreciation expense associated with the growth in AT&T Wireless’ depreciable asset base, and the acceleration of depreciation of certain TDMA radio equipment.

AWE EARNINGS COMMENTARY	FIRST QUARTER 2004

Other income (expense) for the first quarter of 2004 totaled $42 million of income, compared with $30 million of expense in the prior year quarter. Other income for the first quarter of 2004 consisted primarily of a $26 million pretax gain on the sale of a cost method investment and interest income. Other expense in the first quarter of 2003 included losses recorded in conjunction with an asset sale, partially offset by interest income.

Interest expense was $196 million in the first quarter, compared with $184 million in the prior year quarter. The increase over the prior year quarter was due to the accretion of interest associated with our mandatorily redeemable preferred stock which was reclassified to interest expense effective in the third quarter of 2003 with the adoption of SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” and lower capitalized interest. These increases were partially offset by lower interest expense on the TeleCorp and Tritel debt due to the extinguishments which occurred during the second half of 2003.

(Benefit) provision for income taxes for the first quarter of 2004 was a benefit of $34 million versus a $46 million provision in the prior year quarter. The first quarter 2004 benefit represented an effective tax rate of 45.7%. The first quarter of 2004 effective tax rate exceeded our statutory rate due to non-deductible expenses, including interest accretion on our preferred stock, put obligations associated with our variable interest entities, and merger-related expenses. AT&T Wireless required a full valuation allowance on its net deferred tax assets during the first quarter of 2003, and the first quarter 2003 provision reflected deferred tax expense resulting from temporary differences associated with goodwill and licensing costs, as well as certain state taxes.

Net equity (losses) earnings from investments in unconsolidated subsidiaries for the first quarter of 2004 were losses of $17 million, net of a $5 million tax benefit, compared with income of $27 million, with no income tax provision or benefit required, in the first quarter of 2003. The decline versus the prior year was primarily due to equity earnings during the first quarter of 2003 related to investments that were subsequently sold during 2003, and higher equity losses in the first quarter of 2004 associated with AT&T Wireless’ remaining international investments.

Accretion of mandatorily redeemable preferred stock was zero in the first quarter of 2004, compared with $7 million in the first quarter of 2003. The accretion is associated with the mandatorily redeemable preferred stock issued by AT&T Wireless during February 2002 in conjunction with the acquisition of TeleCorp; however, the adoption of SFAS No. 150 in the third quarter of 2003 required the prospective reclassification of the mandatorily redeemable preferred stock to long-term liabilities on the balance sheet and all remaining accretion is being reflected as interest expense.

Net (loss) income per share available to common shareholders for the first quarter of 2004 was a loss per share of $0.02, compared with income per share of $0.05 in the prior year quarter. The decline in net income per share available to common shareholders was due primarily to lower operating income, partially offset by the tax benefit during the first quarter of 2004 and the gain on the sale of a cost method investment.

OIBDA Discussion:

OIBDA is defined as operating income (loss) before depreciation and amortization. (In previous periods, we referred to OIBDA as EBITDA.) OIBDA margin is calculated as OIBDA divided by services revenue. These are non-GAAP financial measures. They differ from operating income (loss), as calculated in accordance with GAAP, in that they exclude depreciation and amortization. They differ from net income (loss), as calculated in accordance with GAAP, in that they exclude (i) depreciation and amortization, (ii) other income (expense), (iii) interest expense, (iv) provision (benefit) for income taxes, and (v) net equity earnings (losses) from investments in unconsolidated subsidiaries. We believe these measures are relevant and useful information to our investors as they are an integral part of our internal

AWE EARNINGS COMMENTARY	FIRST QUARTER 2004

management reporting and planning process and are the primary measures used by our management to evaluate the operating performance of our consolidated operations. They are used by management as a measurement of our success in acquiring, retaining, and servicing customers because we believe these measures reflect our ability to generate and grow subscriber revenues while providing a high level of customer service in a cost-effective manner. Management also uses these measures as a method of comparing our performance with that of many of our competitors. The components of OIBDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. Additionally, our $1.25 billion credit facility (under which no amounts are currently outstanding) requires us to maintain certain financial ratios, including a specified ratio of net-debt-to-operating income before depreciation and amortization expenses and impairment charges. Lastly, we use OIBDA for planning purposes, and in presentations to our board of directors, and we use multiples of current or projected OIBDA in our discounted cash flow models to determine the value of our licensing costs and our overall enterprise valuation.

OIBDA excludes other income (expense) and net equity earnings (losses) from investments in our unconsolidated subsidiaries as these do not reflect the operating results of our subscriber base and our national footprint that we utilize to obtain and service our subscribers. Net equity (losses) earnings from investments represent our proportionate share of the net income (loss) of equity investments in which we exercise significant influence, but which we do not control. As we do not control these entities, our management excludes these results when evaluating the performance of our primary operations. Although excluded, net equity (losses) earnings from investments may include results that are material to our overall net income (loss). We may record impairment charges in the future related to our investments if there are declines in the fair values of our investments which we deem to be other than temporary. OIBDA also excludes interest expense and the provision (benefit) for income taxes. Excluding these items eliminates the expenses associated with our capitalization and tax structures. Finally, OIBDA excludes depreciation and amortization in order to eliminate the impact of capital investments, which management believes is better evaluated through its effect on Free Cash Flow.

We believe OIBDA as a percentage of services revenue to be a more relevant measure of our operating margin than OIBDA as a percentage of total revenue. We generally subsidize a portion of our handset sales, all of which are recognized in the period in which we sell the handset. This results in a disproportionate impact on our margin in that period. Management views this equipment subsidy as a cost to acquire or retain a subscriber, which is recovered through the ongoing services revenue that is generated by the subscriber. We also use services revenue to calculate margin to facilitate comparison, both internally and externally, with our competitors, as they calculate their margins using services revenue as well.

There are material limitations to using these non-GAAP financial measures, including the difficulty associated with comparing these performance measures as we calculate them to similar performance measures presented by other companies, and the fact that these performance measures do not take into account certain significant items, including depreciation and amortization, interest, and tax expense, and net equity earnings (losses) from investments in unconsolidated subsidiaries that directly affect our net income or loss. Management compensates for these limitations by carefully analyzing how our competitors present performance measures that are similar in nature to OIBDA as we present it, and considering the economic effect of the excluded expense items independently as well as in connection with our analysis of net income (loss) as calculated in accordance with GAAP. OIBDA and OIBDA margin should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. OIBDA and OIBDA margin, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

OIBDA was $966 million in the first quarter of 2004, a decrease of 13.0% from the year-ago quarter. OIBDA margin for the first quarter of 2004 of 25.8% decreased from 29.7% in the year-ago quarter. First quarter OIBDA and OIBDA margin declined from the prior year quarter primarily due to increases in network-related expenses, regulatory fees, customer care expenses, and higher acquisition costs due to the growth in gross subscriber additions during the quarter. These increases were partially offset by decreases in incollect and advertising expenses during the quarter.

AWE EARNINGS COMMENTARY	FIRST QUARTER 2004

The following table summarizes the reconciliation of OIBDA to consolidated net (loss) income:

(Unaudited) ($M)

	For the three months ended
	Mar 31,	Mar 31,	Dec 31,
	2004	2003	2003
OIBDA	$966	$1,110	$890
Depreciation and amortization	(887)	(735)	(870)
Other income (expense)	42	(30)	(4)
Interest expense	(196)	(184)	(196)
Benefit (provision) for income taxes	34	(46)	—
Net equity (losses) earnings from investments in unconsolidated subs	(17)	27	96

Net (loss) income	$(58)	$142	$(84)

The following table summarizes the reconciliation of OIBDA margin to consolidated net (loss) income as a percentage of services revenue:

(Unaudited)
(All items shown as % of services revenue)

	For the three months ended
	Mar 31, 2004	Mar 31, 2003	Dec 31, 2003
OIBDA	25.8%	29.7%	22.8%
Depreciation and amortization	(23.7%)	(19.7%)	(22.3%)
Other income (expense)	1.1%	(0.8%)	(0.1%)
Interest expense	(5.2%)	(4.9%)	(5.0%)
(Benefit) provision for income taxes	0.9%	(1.2%)	—
Net equity (losses) earnings from investments in unconsolidated subs	(0.4%)	0.7%	2.5%

Net (loss) income	(1.5%)	3.8%	(2.1%)

Selected Metrics Discussion:

Net Subscriber Additions for the quarter totaled a negative 367 thousand, which was a decline of 243.0% from the prior year. Compared with the prior year quarter, net subscriber additions in the first quarter were impacted by strong gross subscriber additions, offset by a significant increase in subscriber deactivations. Gross subscriber additions grew over 20% versus the prior year and reflected growth over the prior year in both postpaid and pay-in-advance products. We continued to shift more sales to our direct channels, including our retail stores and website, during the quarter. Subscriber deactivations during the quarter were unfavorably affected by near record levels of customers coming off contract, the first full quarter of Local Number Portability, or LNP, pressure, and the residual impact of fourth quarter 2003 systems problems in customer care and indirect distribution.

Churn for the three months ended March 31, 2004 was 3.7%, up from 2.3% in the prior year quarter and 3.3% in the fourth quarter of 2003, reflecting increased subscriber deactivations.

Ending Subscribers as of March 31, 2004 totaled 21,692 thousand consolidated subscribers, an increase of 2.7% from March 31, 2003. Ending subscribers reflected growth over the past four quarters associated with sales of GoPhone, which was introduced in the second quarter of 2003, offset by a decline over the same period in traditional prepaid subscribers. The number of postpaid subscribers declined slightly in the first quarter of 2004, reflecting a full quarter of LNP and other competitive pressures. Ending subscribers during the first quarter included net adjustments totaling 79 thousand associated with the acquisition and disposition of several markets during the quarter.

AWE EARNINGS COMMENTARY	FIRST QUARTER 2004

Average Revenue per User (ARPU) was $56.60 in the first quarter of 2004, down from $58.70 in the prior year quarter. The decline in ARPU was driven by lower average monthly recurring charges and higher promotional service credits and adjustments, which resulted in lower average revenue per minute. Partially offsetting the lower average revenue per minute were higher average per-user contributions from data revenues, USF fees and regulatory program fees.

ARPU is used to measure the average monthly services revenue on a per subscriber basis. ARPU is calculated as services revenue generated by subscribers, including both our subscribers’ revenue and the roaming revenues generated from other wireless carriers, divided by our average subscribers for the period.

The following table summarizes our calculation of ARPU:

(Unaudited) ($ in M, except for ARPU amount)

	For the three months ended
	Mar 31, 2004	Mar 31, 2003	Dec 31, 2003
Services revenue	$3,746	$3,743	$3,904
Less: Revenues not generated by wireless subscribers	52	31	48

Services revenue used to calculate ARPU	$3,694	$3,712	$3,856

Average revenue per user per month (ARPU)	$56.60	$58.70	$58.70

Minutes of Use (MOU) per subscriber per month were 563 in the first quarter, up 10.6% from 509 in the year-ago quarter, consistent with the recent trend in the growth of wireless minutes, as subscribers continue to shift toward calling plans that include larger buckets of minutes.

Cost per Gross Subscriber Addition, or Cost per Gross Add (CPGA), for the first quarter was $334, down 17.3% from $404 in the prior year quarter. CPGA in the first quarter decreased from the prior year quarter primarily as a result of lower per gross add advertising expenses and equipment subsidies.

CPGA is used to measure the average cost of adding a new subscriber. CPGA is calculated as our sales and marketing expenses (included within Selling, General and Administrative Expenses on our Statement of Operations) and equipment subsidies (included within Costs of Equipment Sales on our Statement of Operations) related to new customer acquisitions, divided by the number of new gross subscribers added in the period.

The following table summarizes our calculation of CPGA:

(Unaudited) ($ in M, except for CPGA amount)

	For the three months ended
	Mar 31, 2004	Mar 31, 2003	Dec 31, 2003
Equipment revenue	$329	$205	$311
Less: Costs of equipment sales	586	469	617

Handset and accessory subsidy costs	$257	$264	$306
Selling, general and administrative costs	$1,357	$1,255	$1,530
Less: General and administrative costs	442	451	454

Sales and marketing costs	$915	$804	$1,076

Handset and accessory subsidy costs and Sales and marketing costs	$1,172	$1,068	$1,382
Less: Costs unrelated to initial customer acquisitions	476	371	494

Customer acquisition costs	$696	$697	$888

Cost per gross subscriber addition (CPGA)	$334	$404	$392

AWE EARNINGS COMMENTARY	FIRST QUARTER 2004

Cash Cost per User (CCPU) in the first quarter was $31.90, an increase of 4.2% versus the prior year quarter. The increase was attributable to higher per-subscriber network expenses, regulatory fees, customer retention expenses (primarily, equipment subsidies), and customer care costs, partially offset by a decrease in per-subscriber incollect expenses.

CCPU is used to measure the average monthly cost of serving our existing subscribers. CCPU is calculated as our total operating expenses less equipment revenue, depreciation and amortization, and the costs of acquiring new subscribers (as described above under CPGA), divided by our average subscribers for the period. We exclude depreciation and amortization from CCPU in order to eliminate the impact of capital investments on our assessment of our ability to serve customers in a cost-effective manner. Management believes the impact of our capital investments is better evaluated through its effect on cash flow. Excluding depreciation and amortization from our CCPU is consistent with our exclusion of depreciation and amortization from OIBDA, our primary operating performance metric.

The following table summarizes our calculation of CCPU:

(Unaudited) ($ in M, except for CCPU amount)

	For the three months ended
	Mar 31, 2004	Mar 31, 2003	Dec 31, 2003
Equipment revenue	$329	$205	$311
Less: Costs of equipment sales	586	469	617

Handset and accessory subsidy costs	$257	$264	$306
Plus: Costs of services	1,166	1,114	1,178
Selling, general and administrative costs	1,357	1,255	1,530

Handset and accessory subsidy costs, Costs of services and Selling, general and administrative	$2,780	$2,633	$3,014
Less: Customer acquisition costs	696	697	888

Costs to serve existing subscribers	$2,084	$1,936	$2,126

Cash cost per user per month (CCPU)	$31.90	$30.60	$32.40

Balance Sheet Discussion:

[SEE APPENDIX II FOR THE AT&T WIRELESS SERVICES CONSOLIDATED CONDENSED BALANCE SHEETS.]

Total assets were $47,058 million at March 31, 2004, a decrease of $744 million, or 1.6%, from December 31, 2003. The decrease in total assets as of March 31, 2004 was due primarily to decreases in cash and cash equivalents and accounts receivable. The decrease in cash reflected payments made during the first quarter for capital expenditures and for current liabilities, including compensation accruals, accrued at year-end 2003. The decline in accounts receivable resulted from a sequential decrease in our services revenue and an improved aging of the receivable balances.

Total liabilities were $18,656 million at March 31, 2004, a decrease of $789 million, or 4.1%, compared with December 31, 2003. The decrease was primarily attributable to decreases in accounts payable and payroll and benefit-related liabilities. Accounts payable decreased as a result of high capital-related accruals as of year-end, that were paid during the first quarter. The decrease in payroll and benefit-related liabilities was driven by payment of prior year compensation related accruals during the first quarter. Additionally, net deferred income tax liabilities decreased as a result of the deferred tax benefit recognized during the first quarter.

AWE EARNINGS COMMENTARY	FIRST QUARTER 2004

Mandatorily redeemable common stock totaling $7,664 million at March 31, 2004 and December 31, 2003 represented the fair value as of split-off date of the AT&T Wireless common shares held by DoCoMo. These shares are presented as mandatorily redeemable common stock due to certain redemption rights held by DoCoMo. Under certain circumstances, DoCoMo may require the repurchase of its investment at DoCoMo’s original purchase price, plus interest, if AT&T Wireless fails to meet specified technological milestones.

Shareholders’ equity was $20,705 million at March 31, 2004, an increase of $42 million, or 0.2%, from December 31, 2003. The increase was attributable to the increase in common stock issuances related to employee benefit plans, partially offset by the net loss for the first quarter.

Statement of Cash Flows Discussion:

[SEE APPENDIX III FOR THE AT&T WIRELESS SERVICES CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS.]

Cash and cash equivalents totaled $4,067 million at March 31, 2004. Net cash provided by operating activities was $554 million in the first quarter of 2004, compared with $1,275 million in the prior year quarter. The decrease was due primarily to lower operating income, excluding depreciation and amortization; tax payments during the first quarter of 2004 versus an income tax refund during the first quarter of 2003; and higher payment of operating accruals, primarily advertising payments. Net cash used in investing activities was $920 million in the first quarter of 2004, an increase of $417 million from the first quarter of 2003. The increase in cash used in investing activities during the first quarter of 2004 versus the prior year was primarily the result of higher capital expenditures and the cash paid related to the purchase of markets from US Cellular. Net cash provided by financing activities was $94 million during the first quarter of 2004 versus $438 million during the prior year quarter. Financing activities during the first quarter of 2004 primarily included common stock issuances associated with employee benefit plans. Financing activities during the first quarter of 2003 primarily included the cash received from a federal tax refund claim.

(Unaudited) ($M)

	For the three months ended
	March 31, 2004	March 31, 2003	December 31, 2003
Reported capital expenditures, including internal use software	$739	$428	$1,164
Add: Net impact of capital accruals and non-cash purchases of PP&E	109	73	(39)

Cash-basis capital expenditures, including internal use software	$848	$501	$1,125

Capital Expenditures for the quarter, including purchases of internal use software, were $739 million, which was an increase of 72.6% from the year-ago quarter. The majority of our capital spending during the first quarter of 2004 related to the GSM/GPRS/EDGE network, including the overlay of 850 MHz GSM radios in 850 MHz markets and other investments to enhance quality and expand capacity of the GSM/GPRS/EDGE network.

Operating Free Cash Flow Discussion:

Free cash flow, as we have defined it, is calculated as the cash generated from our operating activities less cash payments for capital expenditures. We believe free cash flow and operating free cash flow to be relevant and useful information to our investors as these measures are used by our management in evaluating our liquidity and the cash generated by our consolidated operating businesses. Our definitions of free cash flow and operating free cash flow do

AWE EARNINGS COMMENTARY	FIRST QUARTER 2004

not take into consideration cash generated in the sale of or used to purchase license spectrum, cash used to acquire other businesses, or cash generated or used related to our unconsolidated investments. Additionally, our definitions of free cash flow and operating free cash flow do not reflect cash used to repurchase or fund debt obligations. Free cash flow and operating free cash flow reflect cash available for financing activities, to strengthen our balance sheet, or cash available for strategic investments, including spectrum acquisitions, acquisitions of businesses, or investments in joint ventures and other unconsolidated subsidiaries. Free cash flow and operating free cash flow should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. Free cash flow and operating free cash flow, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

Free cash flow was ($294) million for the first quarter of 2004, compared to $774 million in the prior year quarter. Operating free cash flow was ($294) million in the first quarter of 2004 compared to $529 million in the prior year quarter. The negative free cash flow in the first quarter was lower than the positive free cash flow in the prior year quarter primarily due to higher capital expenditures, lower OIBDA and a higher use of cash from changes in working capital in the first quarter of 2004.

(Unaudited) ($M)

	For the three months ended
	March 31, 2004	March 31, 2003	December 31, 2003
Net cash provided by operating activities	$554	$1,275	$826
Less: Capital expenditures, including internal use software	848	501	1,125

Free cash flow	(294)	774	(299)
Less: Cash received from termination of interest rate swap agreements	—	245	—

Operating free cash flow	$(294)	$529	$(299)

First Quarter 2004 News:

AT&T Wireless and T-Mobile USA Sign Airport Wi-Fi Roaming Agreement

Driving expanded Wi-Fi (802.11b) service coverage at the nation’s airports, T-Mobile USA, Inc. and AT&T Wireless announced on February 5, 2004, a reciprocal Wi-Fi roaming agreement for Denver International (DIA), Philadelphia International (PHL) and San Francisco International (SFO) airports.

As a result of the agreement, AT&T Wireless Wi-Fi will be able to use their Wi-Fi device throughout the public areas of SFO, and T-Mobile HotSpot subscribers will be able to add DIA and PHL to the list of hotspot locations available to them. The companies expect to complete integration efforts and enable roaming in mid-2004.

AT&T Wireless Completes Acquisition of U.S. Cellular Network in South Central Texas

On February 24, 2004, AT&T Wireless announced it had finalized its $95 million cash purchase of U.S. Cellular’s TDMA wireless operations in south central Texas, a market serving 74,000 customers and covering a population of more than 1.3 million people. The transaction was announced November 26, 2003.

The acquisition complements AT&T Wireless’ nationwide TDMA and GSM/GPRS networks, expanding the company’s presence in south central Texas by tying together existing networks in Dallas/Forth Worth, Houston, San Antonio, and Austin, and pushing coverage south to Corpus Christi and Laredo. The markets also cover key sections of Interstates 35 and 37, and State Highways 59, 77 and 281.

Rural Cellular and AT&T Wireless Complete Exchange of Wireless Operations in Oregon, Mississippi, Alabama

AWE EARNINGS COMMENTARY	FIRST QUARTER 2004

On March 2, 2004, AT&T Wireless and Rural Cellular Corporation announced that they had completed an exchange of wireless operations in Oregon, Mississippi, and Alabama. Under the exchange agreement, AT&T Wireless assumes Rural’s TDMA operations between Salem and Eugene, Ore., covering the communities of Albany, Corvallis, Lebanon, Lincoln City, and Newport. The network serves 35,000 subscribers and covers a population of 226,000 people (POPs). AT&T Wireless plans to build out GSM/GPRS capability over the network this spring.

Rural assumes AT&T Wireless’ operations in the Dothan, Ala., Tupelo, Miss., and Columbus, Miss. markets, supporting 16,000 subscribers and covering 732,000 total POPs. Rural will also receive PCS licenses covering portions of its South, Midwest and Northwest regions that incorporate 2.4 million total POPs and 1.3 million incremental POPs.

Forward-Looking Statements

This document contains “forward-looking statements,’’ which are based on management’s beliefs as well as on a number of assumptions concerning future events made by management with information that is currently available to management. Forward-looking statements include, without limitation, management’s expectations regarding: our future financial and operating performance and financial condition, including our outlook for the fiscal year 2004 and subsequent periods; the outcome of our pending transaction with Cingular; subscriber growth; industry conditions; the strength of our balance sheet; our liquidity and needs for additional financing; and our ability to increase revenue, margins and operating free cash flow.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless’ control, that could cause actual results to differ materially from such statements. Without limitation, these factors include: the risks associated with the implementation of our technology migration strategy, uncertainty concerning the effects of our pending transaction with Cingular, our ability to continue to reduce costs and increase the efficiency of our distribution channels, the potential competitive impacts of industry consolidation or alternative technologies, potential impacts on revenue and ARPU from competitive pricing and slowing penetration in the wireless industry, the effects of vigorous competition in the markets in which we operate, the risk of decreased consumer spending due to softening economic conditions, acts of terrorism, and consumer response to new service offerings.

For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless’ filings with the Securities and Exchange Commission, including the information under the headings “Additional Factors That May Affect Our Business, Future Operating Results and Financial Condition” and “Forward Looking Statements” in our annual report on Form 10-K filed on March 5, 2004.

AWE EARNINGS COMMENTARY	FIRST QUARTER 2004

Appendix I – Statements of Operations

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
In millions, except per share amounts – Unaudited

	For the three months ended
	March 31,
	2004	2003	Change
REVENUE
Services	$3,746	$3,743	0.1%
Equipment	329	205	60.6%
Total revenue	4,075	3,948	3.2%
OPERATING EXPENSES
Costs of services	1,166	1,114	4.6%
Costs of equipment sales	586	469	25.0%
Selling, general and administrative	1,357	1,255	8.2%
Depreciation and amortization	887	735	20.8%
Total operating expenses	3,996	3,573	11.9%
OPERATING INCOME	79	375	(79.1%)
Other income (expense)	42	(30)	235.5%
Interest expense	196	184	6.3%
(LOSS) INCOME BEFORE INCOME TAXES AND NET EQUITY (LOSSES) EARNINGS FROM INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES	(75)	161	(146.7%)
(Benefit) provision for income taxes	(34)	46	(173.9%)
Net equity (losses) earnings from investments in unconsolidated subsidiaries, net of tax	(17)	27	(162.9%)
NET (LOSS) INCOME	(58)	142	(140.9%)
Accretion of mandatorily redeemable preferred stock	—	7	(100.0%)
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(58)	$135	(142.9%)
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS PER BASIC AND DILUTED SHARE	$(0.02)	$0.05
WEIGHTED AVERAGE SHARES USED TO COMPUTE NET (LOSS) INCOME PER SHARE:
Basic	2,721	2,711
Diluted	2,721	2,712

AWE EARNINGS COMMENTARY	FIRST QUARTER 2004

Appendix II – Balance Sheets

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
In millions, except per share amounts — Unaudited

	March 31,	December 31,
	2004	2003	Change
ASSETS
Cash and cash equivalents	$4,067	$4,339	(6.3%)
Short-term investments	183	202	(9.3%)
Accounts receivable, less allowances of $282 and $334	1,994	2,301	(13.3%)
Inventories	226	309	(26.8%)
Deferred income taxes	288	303	(5.1%)
Prepaid expenses and other current assets	415	361	14.9%
TOTAL CURRENT ASSETS	7,173	7,815	(8.2%)
Property, plant and equipment, net of accumulated depreciation and amortization of $10,828 and $10,146	16,264	16,374	(0.7%)
Licensing costs, net	14,499	14,500	—
Investments in and advances to unconsolidated subsidiaries	1,137	1,169	(2.8%)
Goodwill	7,443	7,390	0.7%
Other assets, net of accumulated amortization of $413 and $378	542	554	(2.3%)
TOTAL ASSETS	$47,058	$47,802	(1.6%)
LIABILITIES
Accounts payable	$890	$1,174	(24.2%)
Payroll and benefit-related liabilities	337	500	(32.6%)
Advertising and promotion accruals	91	149	(38.6%)
Business tax accruals	258	289	(10.5%)
Interest payable on long-term debt	155	240	(35.5%)
Other current liabilities	1,158	1,100	5.3%
TOTAL CURRENT LIABILITIES	2,889	3,452	(16.3%)
Long-term debt	10,410	10,459	(0.5%)
Mandatorily redeemable preferred stock $0.01 par value, 1,000 shares authorized, .233 shares issued	184	177	3.7%
Deferred income taxes	4,537	4,699	(3.4%)
Other long-term liabilities	636	658	(3.4%)
TOTAL LIABILITIES	18,656	19,445	(4.1%)
MINORITY INTEREST	33	30	9.5%
MANDATORILY REDEEMABLE COMMON STOCK $0.01 par value, 406 shares issued and outstanding	7,664	7,664	—
SHAREHOLDERS’ EQUITY
Common stock ($0.01 par value, 10,000 shares authorized, 2,319 and 2,308 shares issued and outstanding)	23	23	0.5%
Additional paid-in capital	23,794	23,688	0.4%
Receivable from former parent, AT&T	(25)	(25)	—
Accumulated deficit	(3,090)	(3,032)	1.9%
Accumulated other comprehensive income	3	9	(64.2%)
TOTAL SHAREHOLDERS’ EQUITY	20,705	20,663	0.2%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$47,058	$47,802	(1.6%)

AWE EARNINGS COMMENTARY	FIRST QUARTER 2004

Appendix III — Statements of Cash Flows

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Cash Flows
In millions — Unaudited

	For the three months ended
	March 31,
	2004	2003
OPERATING ACTIVITIES
Net (loss) income	$(58)	$142
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Net (gains) losses on sale/exchange of assets, businesses, and investments in unconsolidated subsidiaries	(26)	35
Depreciation and amortization	887	735
Amortization of debt premium/discount, interest accretion, and deferred financing fees	(1)	19
Deferred income taxes	(127)	82
Net equity losses (earnings) from investments in unconsolidated subsidiaries	17	(27)
Provision for uncollectible receivables	150	137
Proceeds received from termination of interest rate swap agreements	—	245
Decrease in accounts receivable	167	59
Decrease in inventories	83	78
Decrease in accounts payable	(168)	(88)
Net change in other operating assets and liabilities	(370)	(142)
NET CASH PROVIDED BY OPERATING ACTIVITIES	554	1,275
INVESTING ACTIVITIES
Capital expenditures, including internal use software	(848)	(501)
Distributions and sales of unconsolidated subsidiaries	26	5
Contributions, advances, and purchases of unconsolidated subsidiaries	—	(2)
Acquisitions of consolidated businesses, including cash acquired	(112)	(5)
Net redemptions of held-to-maturity securities	17	—
Other investing activities, net	(3)	—
NET CASH USED IN INVESTING ACTIVITIES	(920)	(503)
FINANCING ACTIVITIES
Repayment of debt due to others	(13)	—
Proceeds from AT&T Wireless Services common stock issued	104	7
Cash received from former parent, AT&T	—	436
Other financing activities, net	3	(5)
NET CASH PROVIDED BY FINANCING ACTIVITIES	94	438
NET (DECREASE) INCREASE IN CASH AND CASH AND CASH EQUIVALENTS	(272)	1,210
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,339	2,353
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,067	$3,563

AWE EARNINGS COMMENTARY	FIRST QUARTER 2004

CONTACT INFORMATION

This document is provided as a part of the ongoing Investor Relations communication program of AT&T Wireless. For further information, please call any of the following members of the IR team:

Holly Ash	Vice President – Investor Relations	(425) 580-1833

Jim Huseby	Director – Investor Relations	(425) 580-1958
Karin Van Vleet	Director – Shareowner Services	(425) 580-5924
Denise Hartman	Manager – Investor Relations Communications	(425) 580-1678

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